Exhibit 99.1

PRIMUS TELECOMMUNICATIONS TO TRANSFER TO THE NASDAQ CAPITAL MARKET

McLEAN, VA. — (BUSINESS WIRE) – March 13, 2006 — PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL), an integrated communications services provider, today announced that its application to transfer its listing to the Nasdaq Capital Market has been approved by The Nasdaq Stock Market. Effective at the open of business on March 14, 2006, the Company’s Common Stock will be transferred from the Nasdaq National Market to the Nasdaq Capital Market. The Company’s Common Stock will continue to trade under the symbol “PRTL” on the Nasdaq Capital Market.

The Company sought the transfer to the Nasdaq Capital Market because it did not satisfy the minimum bid price requirement of the Nasdaq National Market. Under the rules of the Nasdaq Capital Market, PRIMUS has an additional grace period through June 12, 2006 to comply with the $1.00 minimum closing bid price requirements for continued trading on the Nasdaq Capital Market.

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PRIMUS Telecommunications Group, Incorporated (NASDAQ: PRTL) is an integrated communications services provider offering international and domestic voice, voice-over-Internet protocol (VOIP), Internet, wireless, data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Canada, Australia, the United Kingdom and western Europe. PRIMUS provides services over its global network of owned and leased transmission facilities, including approximately 350 points-of-presence (POPs) throughout the world, ownership interests in undersea fiber optic cable systems, 16 carrier-grade international gateway and domestic switches, and a variety of operating relationships that allow it to deliver traffic worldwide. Founded in 1994, PRIMUS is based in McLean, Virginia.

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For more information:

John DePodesta

Executive Vice President

Primus Telecommunications Group, Incorporated

(703) 748-8050

ir@primustel.com